Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT
OF
NISOURCE OPERATING LLC
A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF NISOURCE OPERATING LLC (this "Agreement"), dated as of December 5, 2007, is adopted, executed and agreed to by the Sole Member (as defined below).

1.Formation. NiSource Operating LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

2.Term. The Company shall have perpetual existence.

3.Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.Members. NiSource Energy Partners, L.P. (the "Sole Member") shall be the sole member of the Company.

5.Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

8.Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

9.Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

10.Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

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11.Liability of Member. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. Nothing express or implied shall be construed to confer upon or to give any person except the Sole Member any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

NISOURCE ENERGY PARTNERS, L.P

By: NiSource GP, LLC, its general Partner

By: Columbia Energy Group, its sole member

By: /s/ Gary W. Pottorff
Name: Gary W. Pottorff
Title: Authorized Person

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